Exhibit 99.1

MEDIA CONTACT:

Jennifer Hoch

No Limit Agency

312-526-3996

jennifer@nolimitagency.com

FOR IMMEDIATE RELEASE

BBQ Holdings, Inc. Announces Acquisition of 18 Granite City Food & Brewery Restaurants

The national restaurant company continues to diversify its portfolio, most recently acquiring the made-from-scratch craft food and craft beer restaurant.

Minnetonka, Minn. — BBQ Holdings, Inc., a company known for its BBQ restaurants including Famous Dave’s, Clark Crew BBQ and Real Famous BBQ has officially acquired Granite City Food & Brewery. The acquisition took place on March 10, 2020 and has immediately gone into effect for the 18 restaurants in Minnesota, Iowa, Illinois, Nebraska, Montana, Tennessee, Indiana, Michigan, South Dakota and North Dakota.

Founded in 1999 as a single store restaurant in St. Cloud, Minnesota, the brand has built a strong reputation in the Midwest for its award-winning craft beer and made-from-scratch craft food. The brand’s chef driven menu is designed to introduce guests to innovative new cuisine choices and flavor profiles. The Minnesota-based restaurant brand has separated itself from competition in the segment through craft beer expertise, on-site brewing and customer experience.

“As an originator of the craft beer trend, with a strong and consistent product across all of its locations, Granite City Food & Brewery is a fantastic addition to the BBQ Holdings portfolio,” said Jeff Crivello, Chief Executive Officer of BBQ Holdings. “We intend to leverage and utilize much of our infrastructure in an effort to absorb this iconic brand to ensure an accretive transaction. Expected cash EBIDA accretion for 2020 is $2,250.000, based on approximately 9 months of operation under BBQ Holdings.”

BBQ Holdings, Inc., has plans to bring back the founder of Granite City, Steve Wagenheim, in an effort to operate the stores with a guest-first attitude. During his 14 years with Granite City, and inclusive of over 50 restaurant openings with Granite City and other brands, Wagenheim’s vision has always been to create an exceptional guest experience by delivering outstanding hospitality and distinctive value to all guests.

ABOUT BBQ HOLDINGS INC.:

BBQ Holdings, Inc. (NASDAQ: BBQ) BBQ Holdings is a national restaurant company engaged in the ownership and operation of casual and fast dining restaurants.  As of March 9, 2020 BBQ

Holdings has four brands with 144 overall locations in 33 states and three countries, including 50 company-owned and 94 franchise-operated restaurants. While BBQ Holdings continues to diversify its ownership in the restaurant community, it was founded with the principle of combining the “art and science” of barbecue to serve up the very best of the best to barbecue lovers everywhere. BBQ Holdings, through partnerships, has extended Travis Clark’s award winning line of barbecue sauces, rubs and seasonings into the retail market. Along with a wide variety of BBQ favorites served at their BBQ restaurants, BBQ Holdings newest addition, Granite City Food and Brewery, offers award winning craft beer and a made-from-scratch, chef driven menu featuring contemporary American cuisine.

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